FINAL TRANSCRIPT

Conference Call Transcript

NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Event Date/Time: Feb. 05. 2008 / 8:00AM ET

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

CORPORATE PARTICIPANTS

Gary Stein

NYSE Euronext - SVP, IR

Duncan Niederauer

NYSE Euronext - CEO

Joost van der Does de Willebois

NYSE Euronext - CFO

Larry Leibowitz

NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

Jean-Francois Theodore

NYSE Euronext - Deputy CEO

Stephane Biehler

NYSE Euronext - Chief Accounting Officer

CONFERENCE CALL PARTICIPANTS

Ken Worthington

JPMorgan - Analyst

Rich Repetto

Sandler O’Neill - Analyst

Roger Freeman

Lehman Brothers - Analyst

Don Fandetti

Citigroup - Analyst

Daniel Harris

Goldman Sachs - Analyst

Chris Allen

Banc of America Securities - Analyst

Mamoun Tazi

MS Global - Analyst

Niamh Alexander

KBW - Analyst

Josh Elving

Piper Jaffray - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter and full year 2007 NYSE Euronext earnings conference call. I will be your coordinator for today. At this time all participants are in a listen only mode. We will conduct a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Gary Stein, Head of Investor Relations. Please proceed, sir.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Gary Stein - NYSE Euronext - SVP, IR

Good morning. Welcome to our conference call for NYSE Euronext fourth quarter and year-end 2007 results which were outlined in a press release issued earlier this morning. This release along with slides we intend to review during this call are available on the Investor Relations section of our website at www.nyseeuronext.com.

During this call our comments may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on NYSE Euronext current expectations and involve risks and uncertainties that could cause NYSE Euronext actual results to differ materially from those in the statements. Please refer to our SEC filings for a full discussion of the risk factors that may affect any forward-looking statements.

You should not place undue reliance on forward-looking statements which speak only as of the date of this conference call. Except for any obligation to disclose material information under the Federal Securities laws, NYSE Euronext undertakes no obligation to release publicly any revisions to do any forward-looking statements to reflect events or circumstances after this conference call. Please note that the results of operations of Euronext N.V. for the quarter and year-ended December 31, 2007 are report the under U.S. GAAP and Incorporated in today’s earnings press release under the caption “European operations” in the accompanying table.

With me on today’s call are Duncan Niederauer, Chief Executive Officer; Jean-Francois Theodore, Deputy Chief Executive Officer; Joost van der Does de Willebois, acting Chief Financial Officer; Larry Leibowitz, Head of U.S. Markets and Global Technology; and Stephane Biehler, Chief Accounting Officer. I’ll now turn the call over to Duncan. At the conclusion of our prepared remarks we’ll take your questions.

Duncan Niederauer - NYSE Euronext - CEO

Good morning, everybody. Thanks for joining us this morning for our fourth quarter and year-end results call. I’ll make some brief remarks and then I’m going to turn it over to Joost for a quick review of the financials and then we have a presentation from Larry on the technology side and then we’ll open it up to questions as we always do.

In 2007 NYSE Euronext experienced tremendous growth and unprecedented change in leading the wave of global exchange consolidation we became a truly global enterprise and we became an innovator with a solid, well diversified foundation to build upon. We succeeded in transforming our Company and modernizing our market model with more to come in 2008. Culturally we’re making great progress in thinking and acting like one Company and one firm. We’re more customer focused, better competitively positioned, and even more determined to create sustainable value for our shareholders. Our goal is to provide the highest quality, most reliable, most competitive markets for or customers which includes issuers as well as investors about other market participants around the world.

Our focus on diversification extends globally and includes multiple listing markets, cash equities, and ETF trading, futures, options, bonds, and advanced market data and information products as well as world class technology in data management solutions. Here is a glimpse at some of our accomplishments in 2007.

Our Liffe business based in London had a record year with nearly 1 billion contracts traded representing a 30% increase in volume over the prior year. NYSE Arca Options continued its rapid growth, trading a record 336 million equity options contracts which represented a 71% increase over 2006. Our European cash markets registered their third consecutive record year with 323 million trades which represent a record average daily volume of 1.2 million trades, a 47% increase from 2006, and our U.S. cash markets realized record volumes with an average of 2.6 billion shares traded daily, executing more amounts of volume than any other U.S. exchange and setting seven all-time daily volume records along the way.

NYSE Euronext was also number one in overall IPO proceeds worldwide in 2007 with a total of 80 billion in proceeds, more than any other exchange group in the world. Of our 428 new listings during the year, 288 were on the U.S. markets and 140 joined our European markets. This list included 20 new companies from Greater China where we were the first international market to gain approval for our representative office and the NYSE $2 trillion market cap of listed Chinese companies is more than the entire non-U.S. listed market cap of all other U.S. Exchanges combined. In addition, something I’m personally very proud of, technology sector IPOs in the U.S. by our listed issuers raised $5.4 billion on NYSE group markets in 2007 more than NASDAQ for the first time.

Our European market for younger companies, Alternext, grew to 119 companies by year end and NYSE Arca added 105 new ETFs and 17 new exchange traded notes. Our market data businesses grew the number of NYSE professional subscribers by 6.5% in ‘07 and the number of Euronext terminals rose by a similar 6.2%. It’s worth noting as well that we did very well in January. As outlined in a press release which we also issued earlier today, NYSE Euronext achieved record transaction volume across nearly all of our marketplaces during the month of January. Cash equities volumes rose 80% in Europe and 40% in the U.S. versus January of last year and derivatives volumes increased 61% in Europe and 98% in the U.S.

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Moving forward we’ll continue to grow organically and from joint ventures as well as acquisitions that make strategic and financial sense as demonstrated by our innovative joint venture with bids and the recent transactions with AEMS, the American Stock Exchange, and Wombat. We’re going to deliver on the opportunities and synergies promised at the time of the NYSE Euronext merger including the 275 million in cost savings. Along those lines we plan to be much more transparent and accountable and establish milestones that will allow you to measure our progress. Later in this presentation, Larry will walk you through some of our plans.

While we’ve accomplished quite a lot, we have a lot more to do. I’m confident we have the right strategic plan in place to achieve our goals and with that, I’ll turn the discussion over to Joost who will present or financial highlights.

Joost van der Does de Willebois: Thank you, Duncan. NYSE Euronext realized strong performance in the fourth quarter and in ‘07. This was driven by our increased global presence, our growing customer base, and our diverse product and service base. These positive results reflect our success with controlling expenses and increased revenue, due in part to record production volume growth across virtually all of our business lines as already indicated by way of Duncan.

Today we reported a net income of $643 million or $2.70 per diluted share for the year-ended December 31, ‘07. This is a $438 million or a 214% increase as compared to the net income of $205 million or $1.36 per diluted share for the year-ended December 31, ‘06.

For the three months ended December 31, ‘07, net income and diluted earnings per share were $156 million about $0.59 respectively. This compares to a net income and diluted earnings per share of $45 million and $0.29 respectively for the three months ended December 31, ‘06. These results are presented in accordance with the U.S. Generally Accepted Accounting Principles. The comparative results for ‘06 reflects the operations of NYSE Group only. Given effects for the Euronext transaction as it occurred at the beginning of the earliest period presented and excluding merger expenses, exit costs, about other non-recurring items, net income on a non-GAAP basis for the year-ended December 31, ‘07, would have been $705 million or $2.65 per diluted share. This is a $221 million or 46% increase versus a non-GAAP net income of $484 million or a $1.83 per diluted share for the year-ended December 31, ‘06.

For the three months ended December 31, ‘07, NYSE Euronext net income on a non-GAAP basis would have been $175 million or a $0.66 per diluted share. This is a $49 million or a 39% increase as compared to net income on a non-GAAP basis of $126 million or a $0.47 per diluted share for the three months ended December 31, ‘06. NYSE Euronext revenues on a non-GAAP basis net of activity assessment fees has increased for the year ended December 31, ‘07, increased $689 million or 21%. These results are determined on constant U.S. dollar to euro and U.S. dollar to pound sterling exchange rates, and neutralizing the impact of acquisitions and dispositions of businesses and equity investments over the period.

On the same normalized basis, demonstrating our commitment to ongoing cost control and expense management, fixed operating expenses decreased 7% or $135 million compared to the year-ended December 31, ‘06. On a non-GAAP basis, revenue for the full year ‘07 net of activity assessment fees, liquidity payments, and routing and clearing fees were $3 billion up 12% versus the full year ‘06. Excluding the effect of the activity assessment fees and Section 31 fees, the pre-tax margin in of NYSE Euronext on a non-GAAP basis reached 27.3% of total revenues of the year-ended December 31, ‘07 as compared to 23.5% of total revenues of the year-ended December 31, ‘06.

At years end, NYSE Euronext had a strong financial position of $1.5 billion of cash, cash equivalents investment and other securities and this includes $169 million related to the Section 31 fees and $2.7 billion in debt obligations.

With great pride during the fourth quarter of ‘07, NYSE Euronext became a new component in the Standard and Poor’s 500 index and the only exchange group in the Standards and Poor’s 100 index. Lastly, we are committed to delivering as already indicated by Duncan, to delivering the $100 million in revenue synergies and the $275 million in cost savings identified in connection with the NYSE Euronext merger and we remain confident that we will exceed our $25 million annual run rate non-technology related savings target by the end of the first quarter of ‘08.

Now, consistent with our transparency and accountability objectives, Larry Leibowitz will now offer more detail on the status of our technology related merger and integration road map. Larry, the floor is yours.

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

Thanks, Joost, and good morning to everyone or as we say here in Mumbai, India, good evening. So, just to give people a flavor and to remind you, we talked originally about $275 million of savings of which $250 were technology related and as Joost just said we expect to exceed the $25 million in non-tech savings which would mean that if we achieve our $250 in technology savings overall we would have over-achieved on our $275 original target. Now I’m going to be referring to some handouts that you should be able to see on the web. I will try to give you some references in terms of which pages and help you guide through it but also if you don’t have it in front you should be able to follow me.

So as we said we’re focusing on delivering our $250 million run rate savings in technology following our successful savings of $200 million of which $100 million were savings from technology, based on the NYSE Arca/SIAC integrations. The areas that we’re really focusing on are system simplification, capacity upgrade, data center consolidation and network integration and I’m about to take you through a diagram of that to see where they come from. Compared to our previous estimates, we’re seeing that by the first quarter of 2010 we’ll have a $200 million run rate savings with the full $250 coming at the end of 2010 and that’s slightly a slower rollout in 2010 than we had expected, mostly due to the AEMS transaction and some data center construction issues.

On the AEMS transaction side, that helped us in a lot of ways as we’ve talked about before, it helps us gain control of our technology and of our synergies, helps us put together a platform in a way that we couldn’t otherwise and helps us also bundle together a bunch of different technology businesses on the revenue side.

So turning to page four. This is a diagram similar to what we’ve shown you in the past but now we’re going to lay out exactly how each layer occurs and when it will probably occur. So the top line is CCG. That’s how our clients reach us. That’s also going to be how any client in any geography reaches any of our products ultimately, and what it also does is it makes it easier for us to make the technology transitions in the layers beneath because the customers will only be affected by the top layer. As we’ve talked about in the U.S., we expect to roll this out in the first quarter and I’m happy to report that our specialists are already converting to the system, that should be done by this week and that we should be able to rollout to our first clients by next week so that’s proceeding on path and then in Europe, we hope to be rolling this out to customers by the second half of the year, specifically in the July time frame, we’ll start to roll that out. That is absolutely critical to us in terms of getting—not only getting positioned for a platform consolidation but in the U.S. that gets us off our first wave of non-stops which we’ll talk about in a minute.

Liffe will also be moving to CCG, as we talked about, and that’s similarly in preparation for the Universal Trading Platform, also so that life customers can access the Arca platform for trading derivatives. In that middle layer there, you see the Universal Trading Platform. That’s what we’re calling our system simplification where we take our trading engines and consolidate them into a joint platform and start rolling that out in Europe in the fourth quarter of 2008 and rolling it out in the U.S. by the end of 2009. That also includes employing our newly acquired Wombat technology upon closure of that deal assuming that that closes on schedule. As we penetrate down into the layers, consolidating the network layer and SFTI and then finally at the bottom level consolidating our data centers as we’ve discussed from 10 down to 4 by the end of 2010.

Skipping to page five, I think we give you the first real break-down of where these savings come from: $90 million, that is the biggest single chunk that’s platform convergence, that’s Universal Trading Platform, CCG, all of those sorts of things; $40 million from data centers; corporate systems, that is global platform for finance and for HR, that’s $30 million; the SFTI network consolidation is $15 million, and then miscellaneous and other things are $75 million.

Page six. In 2007, we exceeded what we originally thought we would do, okay? We generated $23 million of net technology related expense savings. The chief big chunks came from $8 million of headcount reductions, $8 million through simplification of trading systems largely in the U.S., and $3 million in reduction in professional services. Now remember, a lot of this is timing related so that if we implement a system in the fourth quarter, in the fourth quarter run rate you’ll only see a small amount of savings translated into a larger run rate savings for the 2008 year. In addition, in addition to the savings, those are net savings of $23, we spent $13 million more on capacity than we had budgeted on an expense basis due to the unusual market conditions particularly after the subprime stresses hit the markets. If that had not occurred we would have saved $36 million on our run rate expense for the year of 2007.

Skipping to page seven. We set some clear milestones for 2008 savings. First, we are migrating from 10 data centers down to four, that includes construction of two data centers, one in the U.S. one in [inaudible]—possibly a third in the U.S. but in addition, there’s $10 million of expense rate reductions going from a mainframe environment to a LINUX-based environment in the U.S. that will be completed by the second quarter that generates $10 million for 2008 and slightly more than that in 2009.

Similarly, in the NYSE platform in preparation for the universal trading platform, the consolidated ticker plant has already been rolled out. It is in shadow mode and all rollout should be completed by 2008 second quarter. CCG, as we just talked about is already being rolled out to specialists, will be going out to clients within a week or two and what that allows us to do in addition to preparing for this consolidated platform is get rid of these expensive nonstops. So 15% are eliminated by April, an additional 30% by the end of 2008, that’s almost 50% of our non-stops gone by the

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

end of this year. I would expect it to be slightly more than that, and after $10 million run rate expense reduction, in 2008, what that also does is it makes it cheaper if we have a capacity problem, because upgrading capacity on this non-stop platform is the most expensive platform to be so we’ll make it much cheaper if we have to increase capacity beyond this.

Now, where we are in the Universal Trading Platform, we informed project teams that the have already mapped it out, consolidated business requirements, developed a unified systems architecture for what the platform will look like, we have formed technology teams which will be based in Paris to do the development to start rolling out by the end of the year on the European platform. It’s common specifications, common architecture, with local bases, based on any particular eccentricities of the local market and employing our Wombat ticker plant and ticker dissemination technology.

On the next page, eight, further clear milestones for 2008. The AEMS deal that we signed in 2007 is expected to be $10 million to $15 million of savings right off the bat in 2008 with the elimination of the margin we’re paying AEMS and immediate overhead reductions across our corporate services areas that were required for the AEMS platform. Similarly we expect the consolidation of corporate and administrative data systems will drive anticipated savings of $6 million in 2008 and that will continue as we push out a unified financial and HR systems platform going into 2009, as I mentioned before, we budgeted for $27 million of additional expense for incremental capacity upgrades. Some of that is expense carried forward from 2007. Some of that is additional in 2008 of which $66 million of CapEx is budgeted for 2008, so what that tells us is the faster we can move in system simplification in getting off these non-stops, the less likely we are with the less of that $66 million budget number we’ll have to spend in CapEx and similarly that $27 million number could potentially be reduced.

Next page is nine. As we said significant initiatives that will roll into 2009 will be continue to rollout of the UTP equities platform and probably start to rollout a UTP platform for derivatives. Completion of client migration onto a global SFTI data network, completion of the global corporate and administrative systems platforms that we’re building out, and finally, moving the full data center buildouts, which should complete by the end of 2010.

If you look at page 10, there’s an updated timetable for the technology savings, as you’ll see in the first quarter of 2008 we’re actually ahead of where we thought we would be in technology savings, spurred mostly by the savings that we talk about in the NYSE platform, in preparation for UTP. By quarter one, 2009 we also expect to be slightly ahead of where we thought we would be but by quarter one, 2010, we’re running slightly behind because of the delays in UTP because of AEMS and because of the data center construction but by the end of 2010 we expect to be where we said we would be. So that’s a run through of where we expect to get the savings, how we expect to get the savings and when we expect to get the savings. Now I want to turn it back to Gary and maybe we’ll open this up for some questions.

Duncan Niederauer - NYSE Euronext - CEO

Okay, thanks, Larry. It’s Duncan, so guys, that concludes the formal part of our presentation. We’re happy to open it up for questions and hopefully, as we had promised in earlier calls we intended to provide more transparency around what we were doing with the technology and when we were going to do it so view that presentation as a road map that we intend to hold ourselves to and expect you guys to hold us to as well. So with that, if it’s all right with Gary we’ll open it up for questions.

Gary Stein - NYSE Euronext - SVP, IR

Great, go.

QUESTION AND ANSWER

Operator

(OPERATOR QUESTIONS) Our first question comes from the line of Ken Worthington with JPMorgan. You may proceed.

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Ken Worthington - JPMorgan - Analyst

Hi, good morning. Thank you for taking my questions. I’d like to flesh out your comments on the expense savings. You gave us the 2007 run rate, about where were you in Q? In other words like how much of the ‘07 run rate came in 4Q, just to help us with our model?

Joost van der Does de Willebois: Ken, the IT question?

Ken Worthington - JPMorgan - Analyst

Yes.

Joost van der Does de Willebois: Okay, sorry.

Duncan Niederauer - NYSE Euronext - CEO

Yes, go ahead, Larry.

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

Yes so that phased in through the year and I would expect that most of that finally hit you towards the fourth quarter.

Ken Worthington - JPMorgan - Analyst

Okay, perfect. And in terms of the 13 million of capacity, is that 13 million, was that mostly in 4Q as well and is that recurring or is that one-time in nature?

Duncan Niederauer - NYSE Euronext - CEO

Well, what that is, is that represents the expense component of the $39 million of CapEx that was spent, so if we look at that and we spent 39 million of extra CapEx of which 13 got expensed in that year. Most of that occurred in the second half of the year and this is above what we budgeted, because in every budget we expect a certain amount of CapEx and a certain amount of capacity but remember, if we underestimate on this older platform, it costs us much more because the cost of the upgrade is more so that the would have occurred largely in the second half of the year.

Ken Worthington - JPMorgan - Analyst

Okay, and then as we move from $50 million of technology savings to a run rate of $120 million, maybe break it down a little bit differently for us. What portion of that is personnel related, what portion is kind of systems D&A, professional, like that pure technology bucket and what comes in in anything else, call it other?

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

I actually don’t have that break down with me, but what I can tell you is that hardware is a surprisingly large component. Mostly because of these non-stops, and particularly as we roll into the first year, that’s what a lot of the savings are.

Ken Worthington - JPMorgan - Analyst

Okay.

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

So in other words as we get out of 2008 and into 2009.

Ken Worthington - JPMorgan - Analyst

Okay, thank you. And then maybe more strategic, in terms of ECNs in Europe, we’re hearing about a lot of rollouts, we’re seeing competitors with ECN technology having some success. What, if anything, is NYSE Euronext thinking about in terms of ECN technology in Europe?

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

What we can say is that deregulation in Europe has started on the 1st of November, so it’s particularly young. When you compare technology in Europe, please remember that the books in Europe are already highly (inaudible - highly accented language) and that we are investing in them. We went to LINUX technology last year and we are improving our (inaudible) capacity so by Q2, we should be under 10 milliseconds and matching the order in the central order book system is less than two milliseconds, so we believe that ECN will be competitive.

We welcome competition but we believe that we are well placed as shown by the results of the months of January, in which (inaudible) produced increased by (inaudible).

Ken Worthington - JPMorgan - Analyst

Okay, and I’m sorry, I missed the first part of the comments because the accent. What is the ECN strategy in Europe?

Duncan Niederauer - NYSE Euronext - CEO

We’re a global company, Ken, so you’re going to have to get used to some of the accents, my friend.

Ken Worthington - JPMorgan - Analyst

I’m sorry, I’m sorry.

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

It is to try to benefit from deregulation if I may touch on Project Turquoise, it was due to be ready 1st of November and it will be ready only next of September, so September next we will judge the market at the time. Chi-x (Inaudible) is the only one being clearly active and we believe it’s active mostly between the cash (inaudible) on derivatives and going to this and accelerating (inaudible) then we’re going to be able to compete with that.

Duncan Niederauer - NYSE Euronext - CEO

And I think Ken to add to that if you contrast that to how the exchanges responded here when faced with competition from ECNs, I think our reaction in Europe is quite a bit more progressive and quite a bit more aggressive where we’re not assuming it’s all going to be fine. We’re out talking to the customers a lot.

We’re thinking about creative pricing strategies that might bridge across the two continents and as Jean-Francois said, we’re making big investments in our technology to be even faster because if you will remember back in the ECN wars here, I think the exchanges here, the incumbents were slow to do any of those things and that I thought created more of an opportunity for some of these consortium to be created and we’re making sure that we do everything we can to behave quite different than the incumbents did here back then.

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

At the same time, if I may add, we are not only investing in our books but also (inaudible) going through a whole range of services, that the (inaudible) new directive is enabling us to do, so that’s a new internal matching facility for our users, customers, wanting to internalize part of their order flow and we are also, we will also be launching a multi-lateral trade facility, SmartPool, (inaudible) we call it, (inaudible), that’s the name (inaudible) soon to be joined by (inaudible) it was up Q2 this year.

Ken Worthington - JPMorgan - Analyst

All right, thank you. Final question, in terms of headcount, what did AEMS, or what should AEMS do to headcount at NYSE and then what is the outlook for that headcount in the end of 2008 and 2009?

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

AEMS will mean at the beginning 300 hundred people in Paris and 300 people in London, will come under NYSE in the next umbrella, as Larry already said, we are going to have some leverage from corporate function because running with (inaudible) it’s different in a joint venture, and then the evolution will depend on some development of the common platforms, the UTP, and our successes (inaudible) in which the (inaudible) business in which we believe a lot. UTP will be a benchmark for this (inaudible) depending on that.

Ken Worthington - JPMorgan - Analyst

All right, thank you, I’m going to go work on my French now, I appreciate that.

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

I will work on my English. It’s generally (inaudible) better to give a flavor of the French accent.

Ken Worthington - JPMorgan - Analyst

Thank you.

Duncan Niederauer - NYSE Euronext - CEO

All right, thanks, Ken.

Operator

Our next question comes from the line of Rich Repetto with Sandler O’Neill. Please proceed.

Rich Repetto - Sandler O’Neill - Analyst

Hello, good morning.

Duncan Niederauer - NYSE Euronext - CEO

Hi, Rich.

Rich Repetto - Sandler O’Neill - Analyst

Oh, okay. First question, just for a semi-tech novice, I think non-stop you’re talking about the mainframe or the servers?

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Duncan Niederauer - NYSE Euronext - CEO

We’re talking about for the most part, Tandems. Tandem computers.

Rich Repetto - Sandler O’Neill - Analyst

Oh.

Duncan Niederauer - NYSE Euronext - CEO

You can think of them as minicomputers is the way we used the to call them.

Rich Repetto - Sandler O’Neill - Analyst

You’re replacing them with something that’s much more efficient and scalable is I think I’m taking it?

Duncan Niederauer - NYSE Euronext - CEO

Yes, typically they’re going to be Linux based, so (inaudible) type platforms so it’s typically about 10 times cheaper at least to do the upgrades.

Rich Repetto - Sandler O’Neill - Analyst

Understood.

Duncan Niederauer - NYSE Euronext - CEO

It’s a ridiculous cost for the difference.

Rich Repetto - Sandler O’Neill - Analyst

Understood, okay, and then next, on the actual cost, I applaud again the more transparency and sort of past here. The one question I have is in the text, you say that the currency effects that your fixed costs would have went down 7% or $135 million, can I actually get the currency impact there?

Stephane Biehler - NYSE Euronext - Chief Accounting Officer

Rich, it’s Stephane Biehler, you actually have it, if you go to the back of the release, there’s a table that shows you that impact, and the three columns we bridged the pro forma combined results with a neutralized impact of M&A with a neutralized impact of currency translation to get to the normalized results. So it’s on the back of the release

Rich Repetto - Sandler O’Neill - Analyst

Okay, I’m not that fast, but is it around $80 million?

Stephane Biehler - NYSE Euronext - Chief Accounting Officer

On fixed operating expenses? Yes, it is.

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Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Rich Repetto - Sandler O’Neill - Analyst

The currency impact.

Stephane Biehler - NYSE Euronext - Chief Accounting Officer

For the year-ended 12/31/07 versus ‘06.

Rich Repetto - Sandler O’Neill - Analyst

Okay and then looking at fixed costs quarter to quarter I think you have a good point here to take into account the currency impact. Could you just give the currency impact quarter to quarter because visually, fixed expenses look like they’re higher.

Stephane Biehler - NYSE Euronext - Chief Accounting Officer

If you look again at the back of the release, if you compare the three months ended 12/31/07 versus the three months ended 12/31/06 the currency impact was $32 million on fixed operating expenses.

Rich Repetto - Sandler O’Neill - Analyst

Okay, and then next question, Duncan, I guess with the acquisition of AEMS and pushing out synergies, that’s a little bit less intuitive to me because I thought with SIAC and the acquisition of AEMS you gained more control and are able to do those things possibly faster, and I’m just trying to understand why that acquisition would lead to pushing out $50 million or so synergies?

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

Well, I think all it does is it, sorry—.

Duncan Niederauer - NYSE Euronext - CEO

Go ahead, Larry.

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

We phrased it in a staged way. It doesn’t push it out compared to what would happen had we not done the acquisition. What the issue is, it’s taking a little, it will take a little longer to do the things we want it to do partly because we have to deal with the French labor councils, we have to get the team together, and we weren’t able to get everyone working together until we really had a deal and there’s certain things that we can’t do during that period and it’s a relatively long period before we can actually act as one. So if you think of this as a deal that has a long time to close and as a result, it’s just a late thing, and it’s not a lot. It’s just a few quarters. And part of it is also the data center, some of the savings came in the last year a little later than we had expected.

Rich Repetto - Sandler O’Neill - Analyst

Got you. And one last, sorry?

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

Apart from the service.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Rich Repetto - Sandler O’Neill - Analyst

Okay, one last question, sorry to go on here. I understand that you own with AEMS you own the clearing technology — the software technology provided to both ICE, the London Clearing House and I guess to Euronext Liffe. Is that correct, with your — when the deal closes, you will own that software license? And just trying to see what your outlook is with the London Clearing House, I guess, Duncan. And that’s it, thank you.

Duncan Niederauer - NYSE Euronext - CEO

All right, thanks Rich and thanks for your comment on the transparency. We’ll be sure to let Nelson know that later today that you complimented us on that. Yes, I think the simple answer to your question is yes. That license that we own, the so-called I believe it’s called TRS/CPS or something like that, that is an important asset that we own that we will now control with the acquisition of AEMS and I think as you’re correctly pointing to Rich with the second part of your question I think, and I think you hit on this in one of your reports last week, these assets are becoming more and more strategic as the landscape consolidates and that was also one of the drivers in our doing the transaction, so I think you will expect to see the — see that as part of our — see that leverage as part of our strategy going forward because we do believe that’s an important asset, not only for the exchanges like Liffe that we already run our business on, but perhaps as importantly for other people out there who use the technology.

Rich Repetto - Sandler O’Neill - Analyst

Understood. Thank you.

Duncan Niederauer - NYSE Euronext - CEO

Thanks Rich.

Operator

Our next question comes from the line of Roger Freeman with Lehman Brothers. Please proceed.

Roger Freeman - Lehman Brothers - Analyst

Hi, good morning.

Duncan Niederauer - NYSE Euronext - CEO

Good morning, Roger.

Roger Freeman - Lehman Brothers - Analyst

Good morning. With respect to the expense savings just to follow-up on Ken’s questions from earlier coming out of the year if you look at the $50 million in run rate going into 1Q ‘08, was basically most or all of that already achieved by the end of the fourth quarter or is there a piece from the beginning of the common gateway implementation that factors into that?

Duncan Niederauer - NYSE Euronext - CEO

That’s the effect of some of it being achieved in the fourth quarter and then getting the full quarter run rate savings in 2008, where we could have gotten it part way through the quarter and then also some of that is CCG, and some of those went away. So one of the problems with tracking these things over time is there’s some weird effect due to timing that seems sort of (inaudible).

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Roger Freeman - Lehman Brothers - Analyst

Right, but it sounds like most of it is already basically on the back of this quarter, right?

Duncan Niederauer - NYSE Euronext - CEO

We expect that this shouldn’t be a problem, put it that way.

Roger Freeman - Lehman Brothers - Analyst

Okay. And then just—?

Duncan Niederauer - NYSE Euronext - CEO

Some of that — remember some of that comes from the AEMS reduction also.

Roger Freeman - Lehman Brothers - Analyst

Right.

Duncan Niederauer - NYSE Euronext - CEO

That we talked about the $10 million to $15 million, that we got right off the bat as well.

Roger Freeman - Lehman Brothers - Analyst

And then just on AEMS again, to follow-up on Rich’s question, how much of the sort of push out is data center related versus AEMS?

Duncan Niederauer - NYSE Euronext - CEO

Well, I don’t have the exact numbers. I would say that it’s probably two-thirds UTP and a third data center or something like that. It’s all-timing.

Roger Freeman - Lehman Brothers - Analyst

Sorry, go ahead, timing, sure. And if you look at, again just sort of thinking about AEMS more holistically, given the additional control this gives you over expense savings longer term, does that, when you sort of think about your longer term technology expense savings goals which have not changed, does this, I would think that this would allow you to have either more confidence in the number or potentially increase the total.

Duncan Niederauer - NYSE Euronext - CEO

Well, so I would say that it definitely gives us more confidence and in fact the progress we’ve made on Universal Trading Platform particularly in the last couple of months has been extremely good, in terms of getting not just the — getting the teams together, working together and seeing that the common culture and things like that, all of that stuff is working relatively well. And we achieved more than this, I certainly want to make sure that we focus on getting what we’ve got right now and then working on cleaning up extras as we go along.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Roger Freeman - Lehman Brothers - Analyst

Sure, okay, and then European expenses, it looks like if you back out the impact of currency did go up about $29 million sequentially in the fourth quarter. Was any of this related to the capacity spending or is there anything else that’s impacting that?

Joost van der Does de Willebois: Thank you for the question. I mean, I think that the key issue is that Europe is always kind of a little seasonality as far as the fourth quarter is concerned. The first item, indeed, if you set aside the forex, there’s also an M&A part which is quite important and the M&A part in Europe is primarily linked to for example, Hugen, the Company that was accounted for last year that is now in our accounts and GLTrade which is another company that made some acquisitions, and actually it’s pretty consolidated and that comes back in our accounts. So if you take aside, let’s say those elements, the only thing is that may, there was a marketing campaign running at the end of December, so adding some small cost to it then you’re there. So that’s actually explains the cost increase.

Duncan Niederauer - NYSE Euronext - CEO

And I think a small part of it too, Roger, would be some of the capacity stuff Larry talked about lately which we’ve — the good news is the volumes exploded, the other news is you do have to foot the bill for some additional capacity when that happens, and we’ve done that, and the other thing I think some of you probably picked up on is remember that particularly in Europe, some of the compensation is formulaic, so you would always see some seasonality in the fourth quarter when the numbers just continue to improve and improve and improve and I think you see a small adjustment in the fourth quarter to reflect the increase in the accrual for the bonus pool in Q4 given the success of the businesses in Europe.

Roger Freeman - Lehman Brothers - Analyst

Okay, and Duncan, lastly, can you give me an update on discussions that you’ve been having with the SEC around changes of the specialist market structure and specifically, as you look at buying the AMEX here does that give you any additional ability to drive an agenda since effectively you’re going to be taking care of all of the equity exchange specialist operations, modernizing them?

Duncan Niederauer - NYSE Euronext - CEO

Sure, the first part of your question, Roger is the dialogue continues very regularly and very actively. I think we’re down to where we really just have two or three rules left. One has to do with their ability to hedge and really run their business as an integrated market maker which there’s a follow-up meeting on tomorrow and I think we’ll be filing a rule on that front fairly soon about, then the other two changes that we’re contemplating making that will be concurrent with the next phase of the technology that rolls out that Larry was referencing earlier will be tied to what I would call the elimination of the look that the specialist has had pretty much forever, in exchange for probably slightly better treatment on the parity side. I think that’s where we’re going to head with that.

In terms of the AMEX integration, I think that should over-simplify the landscape because it is the only other model that has what I would call close to a high-tech, high touch model, and I think we intend to bring that over here as possible. The ETF business - I don’t think we’ll reinvent the wheel. I think you’ll see that go to Arca. The listings business - I think you’ll see us create just a slightly different approach on the listings side to account for all the different companies. And then as far as with their model with the specialist is, many of the specialists there are also specialists here, so we imagine that if the initial conversations are any indication, they will just consolidate their businesses and do it in one place instead of two and many of the ETF specialists are also LMM’s on the NYSE Arca platform so we would imagine that they would just move over as well. So I think that’s all kind of to be determined but that reflects the initial conversations we’ve had with some of the issuers and some of the market participants over at the AMEX.

Roger Freeman - Lehman Brothers - Analyst

That’s helpful. U.S. options rebate expense in the quarter, last question, do you have that?

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

I don’t have it at my fingertips.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Gary Stein - NYSE Euronext - SVP, IR

Roger, for the quarter it was approximately $12 million.

Roger Freeman - Lehman Brothers - Analyst

Okay, thanks, Gary.

Gary Stein - NYSE Euronext - SVP, IR

Thanks, Roger.

Operator

Our next question comes from the line of Don Fandetti, with Citigroup. Please proceed.

Don Fandetti - Citigroup - Analyst

Hi, good morning. Duncan or Jean-Francois, a quick question about the — there’s a lot of talk about derivatives consortium, Project Rainbow in Europe and they seem to be directly targeting Liffe. Can you comment how defensive that business is and the potential risk there?

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

Yes, it’s called Project Rainbow or Four Season from the place they used to meet, I have understood, we believe that we have good cap to play. We have a state of of the art technology (inaudible) with LiffeConnect, we have a strong position in (inaudible), and also, we have some kind of thinking about what our (inaudible) should be and such thinking that running the derivatives market, you need to ask, especially since the Departments of Justice (inaudible) of CME and CBOT deal, we are the only leading global (inaudible) futures exchange (inaudible) that does not own its clearing and control its open position and it’s among our top strategic priorities to address the situation, too soon to speak very precisely about the way we are doing it, but it’s among our top priorities.

Don Fandetti - Citigroup - Analyst

Okay, and Duncan, was just curious to get your thoughts on the futures business and how much of a priority it is to grow that business?

Duncan Niederauer - NYSE Euronext - CEO

Yes, as I’ve said to many of you before, we certainly think as we expand our business globally and into other products, having a bigger presence in futures would be quite strategic and quite important. I think we have to balance that with the, with what I think are relatively high prices for the assets that are out there for us to do that. I would also encourage all of you to, in addition to saying it’s got to make financial and strategic sense, remember that as I’ve said in previous conference calls, there are other ways to be involved in the futures business other than in the traditional ways that it’s been done before. That’s not to represent that it’s easy to grow the business organically but I think there are some creative structures that we would certainly consider and you should safely assume that remains a high priority of ours.

Don Fandetti - Citigroup - Analyst

Okay, thank you.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Operator

Our next question comes from the line of Daniel Harris with Goldman Sachs. Please proceed.

Daniel Harris - Goldman Sachs - Analyst

Good morning. There’s certainly been a lot of changes recently at the market centers here in the U.S. including you guys with regards to charges for most of the tapes. Now that you’ve had your change in place for over a month or so, but market share is flat to downish, less than 40% or so on the floor. How do you think about share in the U.S? Is it strictly based on pricing at this point or what else do you think is driving share to different players and new entrants in the market?

Duncan Niederauer - NYSE Euronext - CEO

Dan, it’s Duncan. I think a lot of it obviously has to do with price. The more clients we talk to, you’d think that that having the largest liquidity pool would be a factor and I think it helps but I think a lot of it is driven by price and we recognize that the speed enhancements that we’ll be making this year and some of the functionality enhancements that we’re making this year as well as some of the changes that I responded answering Roger’s question earlier about the market model, I think all of those things have to happen and then we’ll see and we’ll continue to take what the market gives us and see what the market is telling us about whether that’s what they need. I think our pricing is competitive and what I would say is remember, we haven’t changed the pricing on the Tape A side for quite some time. The only change we really made at the beginning of this year was on Page C where we have gained 1.5% or 2% of market share on Tape C. I think our Tape A market share is pretty stable, down slightly in January after stabilizing in November and December.

I’d make the following remark that I want people to start thinking about in terms of this. If you think about Tape A specifically, only roughly 75% of the business finds its way to exchanges. The rest is internalized on various broker specific ATS’s. When you combine what we’re getting on Tape A on the NYSE platform and the Arca platform, if that number is around 54%, that’s 54 over 75, that’s a pretty high percentage of the matched volume. It’s more than two-thirds of all of the matched volume in Tape A is being done on our channels, so I think we get a little confused sometimes that 25% is reasonably profitless, right? I’m as happy to have anyone use our TRF as anyone else’s TRF, but if we’re giving back 100% rebates, I’m playing for the percentage of matched market share and we’ve still got nearly 70% of the matched market share in Tape A. That’s the math, those are the facts.

Daniel Harris - Goldman Sachs - Analyst

That’s really interesting, Duncan and just digging down to that a little bit further especially because the hybrid is such a large source of the liquidity, it’s a little unclear exactly how much the high frequency traders out there account for on any given day but it certainly seems like that’s been a growing percentage of the overall market. How do you think about getting them to transact more on the hybrid where the rebate system really isn’t there and that’s something that they really benefit from and I know you have the Arca system, but how do you think about that in terms of high frequency traders in the hybrid?

Duncan Niederauer - NYSE Euronext - CEO

Yes, I think it’s a great question, Dan and I think you’re right. That’s why we have the two tiered model in the U.S. Where we think that the two models will attract different kinds of people. I’ve got to be a realist. If I were going to war with only the NYSE model with its turnaround times and with its pricing model, I think I’d be hard pressed to believe that I’m going to get a lot of the high frequency volume here for the exchange. I think we have to be realistic about that and say, that’s why we have the two tiered model.

We believe that the Arca model with its speed and with its pricing focused on the rebate is very conducive to those folks coming here and they end up being some of our largest customers on the Arca platform. I don’t think it’s realistic to think a lot of them would come here without a pretty substantive pricing change as well as improvements in the turnaround time. And as you can tell from my earlier comments we’re pretty agnostic. The key number for us is 54%, not 40%.

Daniel Harris - Goldman Sachs - Analyst

Right, no, I agree and then I want to take a step back and see maybe if I can simplify this for myself. In terms of the numbers we talk about in terms of the $250 in savings by 2010, what’s the best way to think about that in terms of the number that comes off of ? And I know that’s a hard question because there’s a number of acquisitions and you’ve got Arca in there too, but is looking at the first quarter of the combined entity and then sort of annualizing that number the right way to think about by 2010, that sort of $250 less off that number?

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Duncan Niederauer - NYSE Euronext - CEO

Good question. I’m actually not sure. Because I think — go ahead, Larry, you take a shot first.

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

This is Larry. So first of all, the $250 was the benchmark from the time of the merger at those currency prices so the further we drift from that time, the harder it gets, particularly — and then in addition as we add more deals on, we don’t do acquisitions purposely to confuse you guys but it certainly does have that impact, but it becomes harder to pull these pieces apart. What I would focus on is the overall expense lines about making sure that all else equal, particularly the fixed cost bases are going down because really that’s- we’re impacting are people and technology equipment and things like that, but the only way we can do it is we account for them project by project. We can show you but if our expense line doesn’t go up like that — I mean, if we don’t do a good job of keeping that out and go crazy in spending on other things then our expense line will either stay flat or go up and yes, whether we got these savings on the synergies or not we didn’t do a good job of holding our expenses. So it’s a disciplined way of getting our expenses out.

Daniel Harris - Goldman Sachs - Analyst

Thanks a lot. I appreciate the color.

Duncan Niederauer - NYSE Euronext - CEO

Thanks, Dan.

Operator

Our next question comes from the line of Chris Allen with Banc of America Securities. Please proceed.

Chris Allen - Banc of America Securities - Analyst

Hi, guys, thanks for the additional color on the expense guidance. It’s very helpful. Just on that topic, just adding up the expense savings in the slide for ‘08 I’m coming up with roughly $36 million to $41 million for the global data UTP, AEMS, and you have $70 million in incremental over kind of the course of ‘08. I’m just wondering like what’s the missing piece, just the other stuff or any color on that would be helpful.

Duncan Niederauer - NYSE Euronext - CEO

Are you saying, Chris, how do we get from $50 to $120 in ‘08?

Chris Allen - Banc of America Securities - Analyst

Exactly, and I can kind of look at the kind of $35 of that base the on the slide deck. I’m just trying to piece together the rest.

Duncan Niederauer - NYSE Euronext - CEO

Larry, go ahead.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

So I think part of it is the timing differences of run rate that you had at the end of the year, so we may only save $10 million for example, in a particular category in 2008 but as we exit the year we should be at a run rate entering the next year of more because we get the full year’s worth of savings and my guess is a bunch of it is timing related.

Chris Allen - Banc of America Securities - Analyst

Okay, and then just the run rate technology savings, that’s not — that’s gross number, that’s not net of the increased spending for capacity; right?

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

That’s correct.

Chris Allen - Banc of America Securities - Analyst

Okay.

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

We have budgeted a certain capacity amount in here and so this is, that’s off to the side.

Chris Allen - Banc of America Securities - Analyst

Got you. And then just lastly, just on the FX translation, kind of working through the numbers I’m coming up with FX added roughly about $0.18 of EPS in ‘07 and obviously the start to this year, the dollar looks like it started off a little bit weaker as well. I’m just wondering if you guys have taken any steps to hedge FX exposure? Are there any plans to depending on where your view of the dollar goes?

Joost van der Does de Willebois: Chris, this is Joost. You’re almost right with your calculation, it’s a little lower than $0.18, it’s $0.15 on a normalized basis so, as far as the foreign exchange impact is concerned on our results. And the second part of your question is no, we’re not hedging it because we know which direction it’s going and if you look at also the cost of the hedge is not where we’re doing this.

Chris Allen - Banc of America Securities - Analyst

Okay, thanks a lot, guys.

Operator

Our next question comes from the line of Mamoun Tazi with MS Global. Please proceed.

Mamoun Tazi - MS Global - Analyst

Yes, good morning, gentlemen. A quick question about the competition. In terms of the Project Rainbow or Four Seasons, however you call it, how will you be able to prevent the full fungibility of the derivatives contracts now that you don’t own any clearing house and how would you be able to prevent LCH Clear Net from making cross-margining possible and the fungibility possible? And the second question would be about volumes. I know this is the $1 million question but what’s your outlook on volume growth in 2008, considering what’s happening in the market? Thank you.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Jean-Francois Theodore - NYSE Euronext - Deputy CEO

On the first part of the question, I think that I already answered. First, we are (inaudible) in our competitiveness, especially with our Liffe Connect system, and second, as I had said there is a global change of landscapes in the (inaudible) being cleared (inaudible) clearing. The European Commission is not looking at (inaudible) very specifically from (inaudible) and then (inaudible) is a key question and a key priority for Liffe. That cannot be only one leading situation with (inaudible) and some kind of carrying capacity. We have the (inaudible) technology, we own (inaudible) as Duncan said, so we are working on that and we will elaborate but it’s too soon to be precise.

Duncan Niederauer - NYSE Euronext - CEO

And as far as the second part of your question, I think we learned in ‘07 that as much as we might think we’re good predictors of volume, it turns out we’re not very good. I think the volume increases in ‘07 surprised everybody in the industry and I think after the success we had in ‘07, if you had told us that January of ‘08 was going to be as much of an increase over ‘07 as its been, I think we all would have taken the under as they say. So I think we put some what I think are fairly conservative assumptions into our budget for ‘08, but beyond that, I don’t have a lot of predictions in terms of where it goes from here.

Mamoun Tazi - MS Global - Analyst

In terms of qualitative comments on the volumes, do you think the structural shift that we have seen in the recent past will continue to play their parts or are we at the end of those structural shifts and now it’s the cyclical element that will be taking over, or helping as it did in ‘07?

Duncan Niederauer - NYSE Euronext - CEO

Yes, I think it’s—. Go ahead, Larry.

Larry Leibowitz - NYSE Euronext - EVP, Head of U.S. Markets and Global Technology

What I was going to say is in the U.S. equities markets I think the structural shift of Reg NMS for example has played itself out, but in the U.S. Options business, for example, as penny options continue to work through, I think that’s probably a multi- year effect, as the market adjusts to that and in Europe, it’s really a matter of whether the structural change of mixes leads to the structural shift in volume changes. So I think in the U.S. equities is largely played out and in the other markets, it largely isn’t.

Mamoun Tazi - MS Global - Analyst

Okay, great. Thank you.

Duncan Niederauer - NYSE Euronext - CEO

Thank you. Let me add to that, because I think the other thing we all all have to remember is the demographics of the market participants have changed dramatically because I’ve read a lot of reports that say that if the U.S. slips into a recession or if we go into a protracted bear market the volumes are going to go down substantially. I think they’re going to go, if they go down they’re going to go — the effect is going to be very muted by the fact that a large part of the participants right now as all of you know don’t really care whether the market is going up or down. Their model is different and these guys didn’t exist in the previous markets that are being analyzed very thoughtfully by people trying to draw comparisons, I don’t think the comparisons are valid because we have a completely different demographic of players today.

Mamoun Tazi - MS Global - Analyst

Great, thank you.

Duncan Niederauer - NYSE Euronext - CEO

Thanks. How much time do we have? We have time for I think one or two more?

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Gary Stein - NYSE Euronext - SVP, IR

One more.

Duncan Niederauer - NYSE Euronext - CEO

We are honored to have the, at least the owners and hopefully a couple of the players from the New York Giants coming today before they do their parade here to ring the opening bell with us. So we want to make sure that we’re not being overrun downstairs so we’ll take one or two more and then we’ll be done.

Operator

Our next question will come from the line of Niamh Alexander, with KBW. Please proceed.

Niamh Alexander - KBW - Analyst

Thanks for taking my question. I’ll be quick. Most are asked and answered already. Just on the revenue synergies, can you give me an update there, because it was $100 million of revenue synergies guided and I’m just wondering can you give us any guidance as to what you’re seeing or how you’re progressing there?

Duncan Niederauer - NYSE Euronext - CEO

Sure, Niamh. Nice to hear from you. I think we’re moving along. I think what you’ve seen if you have been watching what we’re doing whether it’s things like the SmartPool joint venture or the BIDS joint venture which we’re kind of now linking across the ocean, I think is important. We’ve got, we’ve had a lot of good conversations with clients who, you may remember from when we announced the deal, very few of the Arca derivatives clients run Liffe and vice versa. We’re making some good progress on there. I think also the work Larry is talking about in terms of the common customer gateway I think is going to pay benefits in helping us reap those revenue synergies I alluded to earlier.

What we’re thinking about in terms of pricing across the region so that our largest customers can take advantage of not only the business they do in one region or the other, but both combined, and we’re also working very hard with the regulators in terms of cross-listing not only for issuers but also of various products. You may have noticed that the first company to take advantage of the new fast track or fast path cross-listing, an Indian Company called Satyam listed in Amsterdam about a week or 10 days ago and we think there’s more where that came from. So I think ‘08 will be the year where you start to see some of that more visibility in the P&L.

Niamh Alexander - KBW - Analyst

Okay that’s very helpful and I think we talked about it briefly before, but the listings, has the pitch changed now that you are more of a global and you have the cross listings? Do you find that the marketing pitch for the listings business is different now?

Duncan Niederauer - NYSE Euronext - CEO

Yes, it’s definitely different because remember if you look back at the NYSE company specifically, two years ago, it really only had one listing brand and you either qualified or you didn’t and now what we’re trying to do and you can see it in some of the success we had in ‘07 which was very broad in the U.S. and Europe and also in segments that we previously were comparably not as good in, I think we now have really quite a global listings offering for companies of all shapes and sizes and I think if we play our cards right and the AMEX deal gets approved I think we’ll be able to extend that even further where we’ll be able to protect the brand on one hand, and at the same time extend the brand, so that people have a lot of different choices of where they can list under that umbrella. As I’ve discussed with a few of you before, I do think that over time, companies will make a global listing decision and I think we’ll see a reversal of this trend where large European multi-nationals delist for regulatory reasons, I think it will actually start going the other way.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

Niamh Alexander - KBW - Analyst

That’s very helpful, thanks, Duncan.

Operator

Our final question will come from the line of Josh Elving with Piper Jaffray. You may proceed.

Josh Elving - Piper Jaffray - Analyst

Most of my questions have been answered as well. I just was curious, when looking at total expenses, obviously revenues have grown very rapidly and you’ve had some currency issues here and there and a lot of acquisitions, what not. When you think about the operating margin, as we head into ‘08, do you have any kind of guidance for us in how to think about, are we going to see a significant improvement in that operating margin heading into ‘08?

Joost van der Does de Willebois: Well, Josh, I will take the question. It’s very difficult to predict any let’s say forward-looking statement as far as the operating margin is concerned because of two elements that play a role over there, there’s a revenue element of course and a cost element and that’s what we’re, as you have seen what we manage to do is we, on a normalized basis we manage to reduce our cost substantially and if you take it out all the M&A activities and the (inaudible) activities but from there, with a forward-looking statement as to where our margin might be, it’s too difficult.

Duncan Niederauer - NYSE Euronext - CEO

Yes. We’ve given a lot of transparency on some other stuff but I think in honor of Nelson, we’ll continue to make no forward-looking statement.

Josh Elving - Piper Jaffray - Analyst

Fair enough, thank you.

Duncan Niederauer - NYSE Euronext - CEO

Thank you, guys, have a good day. Enjoy your day, thanks.

Operator

That concludes the Q&A session for today. I would now like to turn the presentation over to management for closing remarks.

Gary Stein - NYSE Euronext - SVP, IR

Thanks very much, everybody for participating. If you have any other questions feel free to get in touch with me and we’ll certainly answer your questions, thank you.

Duncan Niederauer - NYSE Euronext - CEO

Thank you.

Operator

That concludes the presentation. You may now disconnect and have a great day.

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FINAL TRANSCRIPT

Feb. 05. 2008 / 8:00AM ET, NYX - Q4 2007 NYSE Euronext Earnings Conference Call

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